[***] Portions redacted in accordance with request for confidential treatment and filed separately with SEC.

Frame Agreement

concerning the purchase

of

Handsets and Accessories

Contract no. of	2004-1432 24.12.2004
	valid from	24.12.2004	until	unlimited
Contract between	Swisscom Mobile AG, CH-3050 Bern / Switzerland		as purchaser hereinafter referred to as „Swisscom Mobile“
And	IXI MOBILE (EUROPE) LTD 37 Broadhurst Gardens London NW6 3WT United Kingdom		as Supplier hereinafter referred to as „Supplier”

Swisscom Mobile AG Purchasing & Handset Management CH-3050 Berne / Switzerland	Created in: December 2002 Printed in: Friday, 26 July 2002 Created by: Handset Sourcing Team

Frame Agreement Supplier
Page: 2

Content:

1	Introduction	4

2	Definitions	5

3	Subject of the Frame Agreement	8

4	Parts and Application of the Frame Agreement	8

5	Delimitation	9
5.1	Territory	9
5.2	Independent Trader	9
5.3	No Representation	9

6	Deliverables of Supplier	9
6.1	Products and Accessories	9
6.2	Software	9
6.3	Packages	9
6.4	Type Approval	10
6.5	Pre-Configuration of Handsets	10
6.6	Testing of the Products	10
6.7	Repair & Repair Services Management	11
6.8	Samples, Dummies and Accessories	11
6.9	Documentation	11
6.10	Training	11

7	Scheduling, Quantity Structure & Ordering Procedures	11
7.1	Quantity Structure (Forecast) and Ordering Procedures	12
7.2	Information Flow	12

8	Prices and Terms of Payments	13
8.1	Pricelist	13
8.2	Price Settings	13
8.3	Remuneration	13
8.4	Assignment and pledging of receivables	13
8.5	Most-favored Party Clause	14
8.6	Price protection for stock	14

9	Benchmarking	14
9.1	Economical Benchmarking	14
9.2	Technical Benchmarking	14

10	Promotion Activities	14
10.1	Marketing, Advertising and Sales Promotion	14
10.2	Public Relations	14

11	Distributor	15

Frame Agreement Supplier
Page: 3

12	Import Details	15

13	Delay of Delivery and Shipping	15
13.1	Hard Milestones	15
13.2	Soft Milestones	16

14	Warranty & Liability	16
14.1	Warranty	16
14.2	Interoperability between Network and Handsets	17
14.3	Epidemic Failure	17
14.4	Liability	18
14.5	Force Majeure	18

15	Intangibles	19
15.1	Software	19
15.2	Intellectual Property Rights	19
15.3	Trademark and Marking	21

16	Confidentiality	21

17	Frame Agreement Specifications	21
17.1	Terms and Termination of the Frame Agreement	21
17.2	Amendments to the Frame Agreement	22
17.3	Severability Clause	22
17.4	Assignment of this Frame Agreement	22

18	Applicable Law and Jurisdiction	22

19	Execution	23

Frame Agreement Supplier
Page: 4

1	Introduction

♦	Whereas the Parties have agreed to engage in a clear and effective business relationship;

♦	Whereas the Parties wish to have predefined terms and conditions, proceedings and ways of interacting in order to simplify contract handling by referencing to this Frame Agreement;

♦	Whereas Supplier intends to sell, market and distribute Mobile Handsets and its Accessories;

♦	Whereas Swisscom Mobile is highly interested in selling, marketing and distributing Mobile Handsets and its Accessories from Supplier;

the Parties agree as follows:

Frame Agreement Supplier
Page: 5

2	Definitions

Affiliate
An economic/juridical entity that is controlled by more than 50% of voting power by a Party, an economic/juridical entity that controls a Party by more than 50% of the voting power or an economic/juridical entity that is controlled by more than 50% of the voting power by the same economic/juridical entity that controls a Party;

Annex	Document attached to this Frame Agreement;

Accessories	All equipment, that supports the use of a Handset and/or enlarges the possibilities in using it according to Suppliers’ Accessries List;

BAKOM	Bundesamt für Kommunikation (Federal Office for Communications of Switzerland);

Benchmarking	Comparison with other companies of the same market on measurable, specific and applicable indications of a defined technical or commercial performance;

Contract
Any binding set of documents which refers to a commercial agreement entered into between the parties such as the Commercial Agreement concerning the purchase of commercially traded Products, the Commercial Agreement concerning the purchase of UMTS Products based on 3 GPP or alike;

Customised	Any function of/or a Deliverable that is developed, designed and made for Operator only;

Date of Delivery	Latest date of a day when Deliverables are to be or have been delivered;

Date
Day, month and year, where business is conducted. For deadlines shall apply in any case the date for a day. For a date on which no business is conducted, the deadline of the last day of business shall be applied;

Deliverable	Any Hardware, Software, Service(s), Maintenance including all related Documentation and/or combination thereof;

Delivery	Actual supply (Delivery) to the agreed address, always in physical form either document, tape, disk or equipment;

Distributor	Economic entity with the contractually stipulated purpose to distribute the Products for Operator

Documentation	Information concerning a Product or Deliverable with the purpose to explain, to specify, to document, to operate and to train it. It does not include internal design documents for standard Deliveries;

End-Users	Customers using UMTS/GSM/GPRS Infrastructure with Handsets;

Frame Agreement Supplier
Page: 6

Epidemic Failure
Is a failure, which appears above-average frequently by the same type of Handset. Above-average frequently means, that more than [***] percent or [***] units, whichever is lower of the purchased volume of this Handset type (sold to end-user) is affected of this same failure during the period of four consecutive weeks.

Forecast	The rolling planning part of the ordering procedure from the purchasing unit of Operator to Supplier;

Frame Agreement	The entire and signed agreement between Supplier and Swisscom Mobile related to the Delivery of Handsets represented by this Contract with all attached contractual documents;

GPRS	General Packet Radio Service enhanced mobile communication platform in the evolution to third generation;

GSM	Global System for Mobile Telecommunication, the second generation of mobile communication;

Hard Milestones	Exact deadline for performance with a specific reference to clause 13.1 of this Frame Agreement;

Intellectual Property
Shall mean all intellectual property rights and proprietary rights including but not limited to any copyright, patent, registered industrial designs, trade marks, service marks, source codes, specifications, any logo(s) or any rights subsisting everywhere or any application for any of the foregoing and any modifications, improvements, developments or enhancements thereto;

Maintenance	Improvements performed on Deliverables to ensure their optimal function;

Milestone
A date specified as such in the time schedule by which Deliveries and/or activities indicated in the time schedule shall start at the latest and/or an event when Delivery of described results will take place. Milestones may be detailed in "Delivery Milestones" (a day on which a product is to be delivered by one or the other party) and "start milestones" (a day on which an activity must have begun);

Operator	Swisscom Mobile and all of its Affiliates;

Order Acceptance	Written confirmation to accept an Order;

Order
Receipt of a duly signed document from Operator to Supplier, confirming acceptance of a quotation in full or in part for a Deliverable, stating quantities, price, type of product, and requested delivery date;

Party	Swisscom Mobile or Supplier;

Parts	A basic Part of a system or sub-system, which cannot be usefully subdivided;

Pricelist	Information about list prices for Operator furnished and maintained by Supplier;

Product, Product range	Handsets and Accessories;

Quotation	Duly signed offer with itemised specifications for a Product/Deliverable and services from Supplier to Operator;

Frame Agreement Supplier
Page: 7

Soft Milestones	Due dates and deadlines without a specific reference to clause 14.1 of this Frame Agreement;

Specification	Full description of the functionality, the means and the purpose of a Deliverable;

Standard	Specification set by the widespread use in a market (de facto) or by an accepted body (de iure);

Handset (2G)	(also Mobile Handset):

An End-User equipment according to 2GSM specifications and, where applicable, 2+GSM specifications, that allows voice and/or data communication over GSM/GPRS networks and all equipment, which is necessary for a normal and continuous use of the Handset such as battery charger, external software (e.g. CD-ROM) and data-cable (if applicable). This term includes devices such as voice centric phones, smartphones, communicators, cardphones, PC-cards, GSM-modules for specific applications. If there is a built-in mobile communication module or a jacket for GSM then organisers, PDAs, Pocket PCs, Mininotebooks, Web- or Screenpads are considered as Handsets as well. This list of devices is not exhaustive;

Handset (3G)	(also Mobile Handset):

An End-User equipment according to 3GPP, that allows voice or data communication over 3G and GSM/GPRS networks and all equipment, which is necessary for a normal and continuous use of the Handset such as battery charger. This term includes devices such as voice centric phones, smartphones, communicators, cardphones, PC-cards, 3G modules for specific applications. If there is a built in mobile communication module for UMTS then organisers, PDAs, Pocket PCs, Mini-notebooks, Web- or Screenpads are considered as Handsets as well. This list of devices is not exhaustive;

Territory	Contractually agreed geographical scope for reselling of Product delivered under the Frame Agreement and the Commercial Agreements;

UMTS (3G)	Universal Mobile Telecommunications Systems, the third generation of mobile communication;

UMTS-Product(s)	Products related to the UMTS Project;

Working Days	Mondays to Fridays, with the exception of official public holidays in the country of the Operator and according to the Operator's working time;

Frame Agreement Supplier
Page: 8

3	Subject of the Frame Agreement

This Frame Agreement states the terms and conditions applicable to all aspects in connection to the Delivery of Mobile Handsets and its Accessories to Swisscom Mobile for reselling.

4	Parts and Application of the Frame Agreement

The following documents form integral parts of the Frame Agreement in the order they are listed:

i.	This Frame Agreement document itself

ii.	Global Annexes

Global Annex 1 "Scheme of Contractual Structure"

Global Annex 2 "Shipping instructions for Suppliers of Swisscom Mobile"

Global Annex 3 “Process of Product Change Management”

iii.	Commercial Agreements

Commercial Agreements shall be concluded under the provisions of the Frame Agreement. They shall cover all economic terms and conditions for a period of one year. They shall be supplementary to the Frame Agreement and consist of the “Commercial Agreement” itself and its Local Annexes e.g.:

-	Commercial Agreements concerning the purchase of commercially traded Products & Local Annexes Commercial Agreements for UMTS Products based on 3GPP (Test & Trial) & Local Annexes

Both Parties confirm, that they are in possession of the above-mentioned documents of the Frame Agreement. Supplier understands and accepts the Contractual Structure as stated in the Global Annex 1 “Scheme of Contractual Structure”.

The above-mentioned list of documents of the Frame Agreement is not exhaustive as new documents (Commercial Agreement, Annexes) may be added from time to time upon the written agreement of the Parties.

In case of contradictions between the Frame Agreement document and the Global Annexes they shall prevail in the order listed above.

In case of contradictions between the Frame Agreement and the Commercial Agreement the Frame Agreement shall prevail unless the Commercial Agreement states explicitly a wilful deviation of the Parties from a specified clause of the Frame Agreement.

The general terms and conditions of Supplier and Swisscom Mobile are waived unless attached to this Agreement.

Frame Agreement Supplier
Page: 9

5	Delimitation

5.1	Territory

The whole territory of [***] and [***] shall be the Territory for reselling of Product delivered under the Frame Agreement and the Commercial Agreements.

5.2	Independent Trader

Swisscom Mobile shall be an independent trader (reseller) of the Handsets and Accessories from Supplier. Swisscom Mobile buys and sells the Products in its own name and for its own account.

5.3	No Representation

This Frame Agreement does not authorise either Party to engage in transactions in the name of the other.

6	Deliverables of Supplier

6.1	Products and Accessories

The range of Deliverables for this Frame Agreement is defined as follows:

♦	The whole and actual Mobile Handset Product range of Supplier.

♦	Any new and/or additional Product(s) and/or new versions of Products and any related Accessories therefore.

6.2	Software

Releases and updates of software associated with the operating system shall be delivered free of charge over the lifetime of the Handset. Supplier shall support Swisscom Mobile in an appropriate way.

Releases and updates of software used with the Handset type shall be delivered free of charge during the warranty period, provided however, that the software has no new or additional functionalities.

Major software upgrades, which enhances Product functionalities will be chargeable at an agreed price.

6.3	Packages

Product packaging will be carried out by Supplier and shall basically not be modified by Swisscom Mobile. If required by certain circumstances Swisscom Mobile shall be authorised to modify the Packages with the written consent of Supplier, which Supplier shall not unreasonably withhold. Modify means to add important information in any form for the End-user.

Frame Agreement Supplier
Page: 10

The cost of production of the packages shall be included in the prices of Handsets.

Bundles shall be discussed and agreed case by case with Supplier and the respective unit of Swisscom Mobile with regard to co-branding, co-marketing and the determination of the components.

6.4	Type Approval

Supplier is responsible to Swisscom Mobile for ensuring that its Products meet the relevant Swiss legal regulations and EU conformity requirements. The Handset has to be certified under the GCF (Global Certification Forum) scheme. Swisscom Mobile will inform Supplier on any Swiss legal regulation it is aware of.

The CE label must be added to the Products in a reasonably permanent and clearly legible way. The Supplier shall undertake – at its own cost – SAR measurements and shall appropriately publish the results as required by applicable law or regulation.

If any of these obligations regarding type approval are not met and BAKOM contacts Swisscom Mobile, Swisscom Mobile shall notify Supplier without delay. Supplier shall handle the issue directly with BAKOM or any other competent authority at Supplier's own cost and risk. Supplier shall hold Swisscom Mobile with regard to such type approval harmless of all costs and damages awarded by a competent authority against Swisscom Mobile and shall give all the necessary support for a solution.

6.5	Pre-Configuration of Handsets

The pre-configuration of Handsets is a basic necessity for Swisscom Mobile’s sales business. Details concerning the pre-configuration are fixed in the respective Commercial Agreement.

6.6	Testing of the Products

Handsets delivered by Supplier, according to the HTS (Handset Term Sheet) as applicable shall be subjected to tests in accordance with the international standards and the specific requirements of the Swisscom Mobile network. If the delivered Handsets fail these tests Swisscom Mobile shall have the right to return them to Supplier. Returned Handsets shall be counted as not delivered.

Any major technical deviations from international standards can be subject to fail the tests performed by Swisscom Mobile.

The failure of Swisscom Mobile to identify faults of the Deliverables during the tests shall not relieve Supplier from correcting such faults once they have been found at no additional cost for Swisscom Mobile according to clause 14.1 Warranty.

Swisscom Mobile shall either (1) approve the successfully passed tests, or (2) approve the test with reservation listing as detailed as possible the tests which could not be done due to technology limitations or (3) shall notify Supplier that the tests were not passed. Such approvals and notices shall be made in writing. Supplier may deliver a certain type of Handset only after having received an approval (with or without reservation). Once such approval is given Supplier is authorised to ship the approved products.

Frame Agreement Supplier
Page: 11

Supplier states hereinafter the standards (standards of ISO etc.) it applies for testing its own Products in the area of production and Delivery:

-	ISO 9001 certified

-	ISO 14001certified

6.7	Repair & Repair Services Management

Supplier shall provide a clear, efficient and economical repair cycle to handle warranty cases, maintenance and to repair defective Products in a reasonable timeframe as well as to deliver spare parts if needed.

All details concerning Repair & Repair Services Management are agreed between Parties and are fixed in the Contract concerning After Sales Services.

6.8	Samples, Dummies and Accessories

Supplier undertakes to deliver Samples, Dummies and new Accessories as requested by Swisscom Mobile and mutually agreed in the respective Commercial Agreement.

6.9	Documentation

Supplier shall provide complete Documentation of the Products including user instructions and information concerning operation in a format, which can be reproduced by Swisscom Mobile. On Swisscom Mobile’s request Supplier shall supply additional documentation against special remuneration.

Swisscom Mobile may copy, use and distribute the user instructions for the purposes in accordance with this Frame Agreement.  No other license to intellectual property of Supplier is granted to Swisscom.   Supplier reserveseany and all rights not expressly granted to Swisscom Mobile hereunder.

Documentation enclosed with the Product shall be in German/French/Italian and in English or otherwise agreed.

6.10	The copyrights, patents and any trademarks related to Products, manuals, packages and other Documentation shall remain with Supplier. Training

Supplier shall provide training for Swisscom Mobile. The scope of this training shall be specified more detailed in the Commercial Agreement or with the initial order. If Swisscom Mobile staff can train itself sufficiently based on the Documentation, then the Documentation and End-Users instructions are considered as sufficient.

7	Scheduling, Quantity Structure & Ordering Procedures

Frame Agreement Supplier
Page: 12

7.1	Quantity Structure (Forecast) and Ordering Procedures

The objectives and predictions of the quantity structure or yearly sold amount of Handsets is defined and agreed with Supplier in the respective Commercial Agreement.

[***] Details about the procedure of the rolling purchase volume Forecast are described in the Local Annex B “The Forecast process” (Commercial Agreement, Commercially traded Products).

The Orders will be submitted with Swisscom Mobile’s Order form.

The individual Orders shall be issued in writing exclusively by the sole Swisscom Mobile unit entitled to purchase:

Swisscom Mobile AG
Purchasing & Handset Management
3050 Berne/Switzerland

Supplier shall refer all other organisational units of Swisscom Mobile to the entitled purchasing unit of Swisscom Mobile.

Supplier shall confirm Orders and Delivery deadlines within 5 Working Days starting with the day of reception of the official Order from Swisscom Mobile. No order shall be deemed accepted without Supplier’s written confirmation. The written Confirmation shall become binding upon the date of the confirmation.

7.2	Information Flow

7.2.1	Product Road Map of Supplier

Supplier shall proactively inform Swisscom Mobile  regarding existing and new products (e.g. Handsets and accessories) and marketing and sales activities of the Supplier on the Territory. .

7.2.2	Duty to inform

Supplier shall promptly provide information to Swisscom Mobile regarding relevant problems observed world-wide in conjunction with the use of its products in the market which the Suppliers believes may have material impact in the Territory, as well as the knowledge Supplier has obtained about possible causes and workaround.

7.2.3	Information Exchange

For a better strategic planning and coordination the Parties agree to participate in meetings upon invitation of Swisscom Mobile. The goal of such meetings is on the one hand to give Supplier some information about the stage of affairs, sales performance, running projects including Products of Supplier and to present projections and trends of purchasing volumes in the future. On the other hand Supplier has the possibility to present new Products, which will be launched in the near future and to give an overview over the strategic orientation of Supplier’s company in the telecommunication market and over Supplier’s Product range (news and trends).

Frame Agreement Supplier
Page: 13

8	Changes to Products

The contracting Parties may apply for changes to the standard Products in writing at any time. Should SCM require a change to be made, Supplier shall inform Swisscom within twenty working days whether or not the change is feasible and what effect the change will have on the Product to be delivered as well as on payments and deadlines. If necessary, Supplier shall submit proposals for alternatives which could produce better commercial or operational results. SCM shall decide by the same deadline whether or not the change is to be carried out, if Supplier deems it feasible. If Supplier requests a change, SCM shall accept or reject the request within the same deadline. SCM shall not unreasonably deny cost reduction proposals from Supplier.

Any changes must be set down in writing in the form of a signed addendum to the contract prior to execution. Any adjustment to payments shall be based on the original cost base. The Parties shall apply the process as set out in Global Annex 3 “Process of Product Change Management”

Unless otherwise arranged, delivery of Products shall be continued and will not be deemed to be restricted by the above.

9	Prices and Terms of Payments

9.1	Pricelist

Prices shall accord basically with the [***] (if existing) or [***] from Supplier as stated in the respective annexes of the Commercial Agreements.

In the event of price adjustments (lower prices for current Products) or new prices for new Products, Swisscom Mobile shall be contacted promptly in writing and a new Pricelist shall be issued and agreed between Parties.

Prices do not include VAT unless specified otherwise in writing.

9.2	Price Settings

Swisscom Mobile may freely set its resale prices for all Deliverables.

9.3	Remuneration

The remuneration shall cover all goods and services required for the due fulfilment of the Frame Agreement. In particular, the remuneration shall include Documentation, packaging, transport, insurance and unloading costs, and configuration costs, including manual configuration for the first commercial volumes. Any other costs, fiscal or other public duties shall be agreed in the Commercial Agreement.

9.4	Assignment and pledging of receivables

Receivables due to Supplier may not be assigned or pledged to any third parties, which is not an Affiliate of the Supplier without Swisscom Mobile’s written permission.

Frame Agreement Supplier
Page: 14

9.5	Most-favoured Party Clause

[***]

9.6	Price Protection for Stock

[***]

10	Benchmarking

Information on benchmarking is considered confidential information.

10.1	Matketing, Advertising and Sales Promotion

[***]

10.2	Public Relations

[***]

11	Promotion Activities

11.1	Marketing, Advertising and Sales Promotion

As an independent trader Swisscom Mobile promotes the Products of Supplier actively at its own risk and for its own account, whereby the regulations of article 15 (Intangibles) shall apply.

Swisscom Mobile is not obliged to disclose its strategic promotion activity, marketing, advertising or sales promotion plans to Supplier.

A cooperation shall be aimed at single projects and needs always the agreement of both Parties. In this regard Supplier shall take an active role in co-advertising, co-marketing and sales promotion and shall search the cooperation with Swisscom Mobile or with single trade/sales channels of Swisscom Mobile. Any costs out of such projects and activities shall be shared in accordance with the mutual agreement of the Parties. Projects may be agreed with Swisscom Mobile (Marketing Department) or with single trade/sales channels of Swisscom Mobile. Supplier shall use its reasonable efforts to inform Swisscom Mobile or the respective trade/sales channels about possible and potential projects and activities.

If Supplier plans a national promotion campaign in the Territory to launch a new Product, Supplier shall inform Swisscom Mobile about these promotion activities and the conditions for an exclusive participation of Swisscom Mobile.

Frame Agreement Supplier
Page: 15

11.2	Public Relations

Neither Party will advertise or publish any information related to the Frame Agreement without the prior written approval of the other Party.

11.3	Investors Relations

Notwithstanding anything else, Supplier may disclose information related to this agreement and the sale of Products to Swisscom Mobile with existing and potential investors of Supplier.

12	Distributor

Swisscom Mobile is entitled to distribute Supplier’s Products via a contractually bound Distributor where such contract includes substantially similar terms of this agreement with regard to confidentiality and IPR’s. Therefore, subject to the terms of this agreement with regard to confidentiality and IPR’s, Swisscom Mobile is qualified to support the designated Distributor with the necessary support, information and data without infringing any confidentiality obligation or intellectual property right under this Frame Agreement. Especially the Distributor shall have the right to inspect the shipments in the name of Swisscom Mobile and to lead the inventory with all appropriate and necessary means.

13	Import Details

Supplier shall procure all necessary approvals.

All import details have to be settled according to Swisscom Mobile’s procedure as defined in the respective Commercial Agreement.

14	Delay of Delivery and Shipping

14.1	Hard Milestones

If the Parties have, in the written definite order by Swisscom Mobile, confirmed in writing by Supplier, agreed upon Hard Milestones (exact deadline for performance with a specific reference to this clause), the Party which does not meet the deadline so fixed shall be in default immediately upon the expiration of such deadline, except to the extent such delay is materially caused by the other party in which case such milestone will be extended accordingly. Unless Swisscom Mobile notifies Supplier to the contrary, Supplier shall still be under obligation to supply the Products after the Delivery date has expired.

If Supplier is in default it shall be liable to pay a Contract penalty, unless to the extent it can prove that no fault is attributable to it. This penalty shall be [***] Deliverables per Order for each week of delay with a maximum of [***], settlement as mutually agreed. The Contract penalty shall be payable even if the items are accepted by Swisscom Mobile without reservation. Paying the Contract penalty shall not release Supplier from its other contractual obligations.

Frame Agreement Supplier
Page: 16

However, the penalty shall count towards any compensation payable.

14.2	Soft Milestones

If the Parties have agreed upon Soft Milestones (all due dates and deadlines, which are not Hard Milestones), a Party shall only be in default after being reminded thereof and after expiration of a 14 (fourteen) days extension to be granted by the other Party, except to the extent such delay is materially caused by the other party in which case such milestone will be extended accordingly. Unless Swisscom Mobile notifies Supplier to the contrary, Supplier shall still be under obligation to supply the Products after the Delivery date has expired.

If Supplier is in default it shall be liable to pay a Contract penalty, unless to the extent it can prove that no fault is attributable to it. This penalty shall be [***] deliverables per Order for each week of delay , with a maximum of [***], settlement as mutually agreed. The Contract penalty shall be payable even if the items are accepted by Swisscom Mobile without reservation. Paying the Contract penalty shall not release Supplier from its other contractual obligations. However, the penalty shall be the only remedy for a delay. Other compensation as a result of the delay are excluded.

14.3	Forecast Process

Supplier shall be in Delay, if it can not supply the volumes definitely ordered by Swisscom Mobile and confirmed in writing by Supplier.

15	Warranty & Liability

15.1	Warranty

Supplier warrants that the Performance provided complies with the qualities agreed upon and any other qualities that are customary in the mobile handset industry in Europe and which Swisscom Mobile from an objective point of view may assume in good faith.

The warranty period shall be 24 months for Device(s) and 12 months for Accessories from the date of sale from SCM to Customer or 30 for Device(s) and 18 months for Accessories from the date of delivery from Supplier to SCM, which ever expires first.

Supplier shall provide the service (repair or replacement of the same or a comparable Device or Accessories) for hardware and software for at least 3 years from the last date of delivery of the relevant type of Device or Accessories to SCM.

Claims based on a warranty shall be exclusively handled pursuant to the "Contract concerning After sales Services & Service Centre Management".   Besides the warranty claims agreed upon in the "Contract concerning After sales Services & Service Centre Management"" and the Liability agreed upon in section 15.4 further warranty and/or liability claims are expressly excluded.

Where defects are fraudulently concealed, the corresponding rights of Swisscom Mobile shall only be time barred after 10 years from the Delivery date to Swisscom Mobile.

The warranty periods shall be extended for the period consumed by replacements and repair services.

Frame Agreement Supplier
Page: 17

The warranty period on repaired Products shall be the warranty period as stated in the Contract concerning After Sales Services, whichever is longer.

15.2	Interoperability between Network and Handsets

If a Handset is approved by Swisscom Mobile with reservations (see clause 6.6) and the Handset does not work in Swisscom Mobile's network system environment due to a failure at the fault of Supplier which was not detected by Swisscom Mobile because the respective tests could not be done due to technology limitations, the following regulation shall apply in the following order:

1.	Supplier shall give all the needed support at no additional costs to get a solution;

and if in the opinion of Supplier no solution can be found in an appropriate time:

2.	Swisscom Mobile may revoke made and undelivered Orders for the particular Product type without any further obligations and liabilities;

3.	Swisscom Mobile may send back unsold Products of the particular Product type and claim the paid price of the product and the costs of shipment;

15.3	Epidemic Failure

If an Epidemic Failure should arise, the following regulations shall apply:

1.	Supplier commits to perform all the needed support to correct the failure and if in the opinion of Supplier no solution can be found in an appropriate time:

2.	Swisscom Mobile may revoke already made and undelivered Orders without any further obligations and liabilities;

3.	Swisscom Mobile may send back unsold Products at Supplier’s expense;

4.	Supplier shall be responsible for all costs directly arising from the Epidemic Failure, including the cost to correct the failure, replace the defective Handsets with new Handsets and shipping costs.

Frame Agreement Supplier
Page: 18

15.4	Liability

Liability in case of a defect of a Product

If any damage arises as a result of a defect, Supplier shall pay compensation except to the extent it proves that no fault is attributable to it. Supplier shall be liable for any fault, i.e. intent and all degrees of negligence. Liability shall not exceed [***] which has actually arisen. Liability for personal injury shall be unlimited. Liability for damage to property shall be limited to [***] of the total remuneration of all purchase orders per calendar year; should the remuneration amount to less than [***], liability shall be limited to [***] per case and / or year. Liability for purely pecuniary damage shall be limited to [***] of the total remuneration of all purchase orders per calendar year; should the remuneration amount to less than [***], liability shall be limited to [***] per case and / or year.

Liability for other breaches of the Frame Agreement

Each Party shall be liable for other breaches of the Frame Agreement and the Commercial Agreements (e.g. breach of confidentiality, violation of the obligation to inform the other Party, violation of first call exclusivity, violation of general obligations of loyalty and due diligence), except to the extent the Party proves that no fault is attributable to it. The Parties shall be liable for any fault, i.e. intent and all degrees of negligence. Liability shall not exceed the amount of damages, which have actually arisen. Liability shall be limited to [***] of the remuneration of all purchase orders per calendar year; should the remuneration amount to less than [***], liability shall be limited to [***] per case and / or year. The compensation for damages caused by a violation of intellectual property rights and breach of first call exclusivity shall not be limited.

Liability for Default

Each Party shall be liable for any damages arising from failure to meet deadlines or due dates (default), except to the extent it proves that no fault is attributable to it. The Parties shall be liable for any fault, i.e. intent and all degrees of negligence. Liability shall not exceed the amount of damages, which have actually arisen. The liability for default shall be limited to [***] of the total remuneration of all purchase orders per calendar year; should the remuneration amount to less than [***], liability shall be limited to [***] per case and / or year.

Each Party shall not be liable for loss of goodwill and loss of anticipated savings.

No further liability:  Any liability other than as provided in this Section 15.4 shall be excluded.

Frame Agreement Supplier
Page: 19

15.5	Force Majeure

Either Party shall be excused from the performance or punctual performance of any of its obligations under this Frame Agreement in case the performance thereof is prevented or delayed by industrial disputes or any cause beyond the affected Party’s reasonable control which, without in any way limiting the generality of the foregoing, shall include acts of God, riots, wars, accidents, embargos or requisitions (acts of government), or delays in the performance of its subcontractors only if caused by any such circumstances as referred to in this Clause 14.5 Force Majeure. Such obligations shall be extended for a reasonable period.

In case of Force Majeure, the affected Party shall promptly notify the other Party in writing and furnish all relevant information thereto.

16	Intangibles

16.1	Software

The software in the Product(s) may only be used as an integrated part of the Products in selling, marketing and distributing the Products and only in accordance with and for the purpose of this Agreement. Swisscom Mobile is not entitled to distribute, sublicense, copy or otherwise use the software as a standalone product or in any way except as expressly permitted by Supplier in writing.

Supplier or any third party, as applicable, shall retain the intellectual property rights for the software.  SUPPLIER reserves any and all rights not expressly granted to Swiscom Mobile hereunder.

Where third party rights are involved, Supplier represents that it owns the  necessary rights to enable Swisscom Mobile to market and sell the Products

Swisscom Mobile shall be granted all rights necessary for the sale and distribution of the software with the Product (under this agreement), including the right of sublicensing to the End User as applicable.In addition to the restrictions set forth above, Swisscom Mobile shall not be entitled to, in particular, copy, reproduce, modify, reverse engineer, disassemble, decompile, otherwise attempt to derive source codes from the object of the software nor to damage any software or make such software available to third parties.

16.2	Intellectual Property Rights

Supplier or any third party, as applicable, shall retain the intellectual property rights for the software.  Supplier reserves any and all rights not expressly granted to Swisscom Mobile hereunder.

Supplier shall contest at its own cost and risk any third party claims arising from infringements of intellectual property rights and shall hold Swisscom Mobile harmless of all costs and damages awarded against either or both of them. To qualify for such defense and payment of damages, Swisscom Mobile must: (i) give Supplier prompt written notice of such claim; and (ii) allow Supplier to control, and cooperate with IXI in, the defense, settlement, and all related negotiations.

Frame Agreement Supplier
Page: 20

Supplier will not be obligated to defend nor shall it be liable for any costs and damages hereunder:

a)
if the infringement arises out of modifications of the Products (including software), if made -  without prior written consent of Supplier - by Swisscom Mobile or any third party other than Supplier (other than a subcontractor of Supplier), or

b)
if the infringement arises out of modifications of the Products (including software) if made by Supplier pursuant to the directions of Swisscom Mobile, except for cases where, and only to the extent, the infringement concerns intellectual property rights protected by license or other contracts between Supplier and such 3rd party claiming infringement or

c)
if the infringement arises out of modifications of the products including software made by Supplier in order to comply with Swisscom Mobile's specifications, except for cases where, and only to the extent, the infringement concerns intellectual property rights protected by license or other contracts between Supplier and such 3rd party claiming infringement, or

d)
if the infringement arises out of modifications or a combination with or an addition to software or hardware developed or supplied by Swisscom Mobile or with the consent of Swisscom Mobile by a third party (other than a subcontractor of Supplier), or,

e)
if the infringement arises out of the manufacturing of Products pursuant to Swisscom Mobile’s specifications and/or requirements, except for cases where, and only to the extent, the infringement concerns intellectual property rights protected by license or other contracts between Supplier and such 3rd party claiming infringement, or

f)	if Swisscom Mobile does not comply with the terms of this agreement regarding protection of intellectual property rights.

If the Product is likely to, or does, become the subject of a claim of  infringement, Supplier will at its option and expense either procure for Swisscom Mobile the right to continue selling the Product or modify the Product to make it non-infringing or replace it with substantially similar non-infringing Product, which will come under this same Agreement. Supplier shall have no liability, and its indemnification obligations hereunder shall cease, if Swisscom Mobile does not replace the infringing Product so modified or replaced by Supplier as per Supplier’s instructions.  Supplier will use commercially reasonable efforts to effectuate one of these options, however, if none of the foregoing alternatives is available to Supplier, then Supplier will refund the full purchase price paid to Supplier for those infringing Products returned to Supplier and Swisscom Mobile may terminate this Agreement at its sole discretion.

Section 15.4 and the foregoing provisions state the entire liability of Supplier with respect to infringement of any intellectual property rights by the products or documentation or any parts thereof and is in lieu of all warranties or conditions, express or implied.

Swisscom agrees to defend, indemnify and hold Supplier harmless from and against any and all claims and damages that Supplier may at any time suffer, or incur, or become subject to as a result of or arising from acts of Swisscom, its employees, distributors or agents except for such acts undertaken due to instructions of Supplier. To qualify for such defence and payment of damages, Supplier must: (i) give Swisscom Mobile prompt written notice of such claim; and (ii) allow Swisscom Mobile to control, and cooperate with Swisscom Mobile in, the defence, settlement, and all related negotiations. Swisscom Mobile will not be obligated to defend nor shall it be liable for any costs and damages hereunder if these conditions are not fulfilled. Section 15.4 and the foregoing provision state the entire liability of Swisscom Mobile with respect to infringement of any intellectual property rights by Swisscom Mobile and is in lieu of all warranties or conditions, express or implied.

Frame Agreement Supplier
Page: 21

16.3	Trademark and Marking

Swisscom Mobile may use the trademark for the Products of Supplier only in connection with (re-) selling and advertising purposes in the Territory. Swisscom Mobile complies with the fact, that each use of the trademark shall serve the benefit of Supplier. If the trademark of Supplier is used, e.g. for copies or for illustration on packages, for advertising material or for other media, Swisscom Mobile shall apply the terms regulating the rights of the use of the trademark, actually provided by Supplier regarding the extent, design, positioning, colouring and other prescriptions of appearance of the trademark. Furthermore every additional use of the trademark of Supplier needs  the prior written approval of Supplier.

Supplier is not authorised to use the trademarks and marking of Swisscom Mobile in any case without the written consent of Swisscom Mobile such consent not to be unreasonably withheld.

17	Confidentiality

Swisscom Mobile and Supplier have entered into that certain Mutual Nondisclosure Agreement dated December __, 2004  between Swisscom Mobile and Supplier, (the “Nondisclosure Agreement”) incorporated herein by this reference. Supplier and Swisscom Mobile hereby ratify and confirm their continuing duties, rights and remedies under the Nondisclosure Agreement which shall continue through the term of this Frame Agreement.

18	Frame Agreement Specifications

18.1	Terms and Termination of the Frame Agreement

This Frame Agreement shall come into effect when signed by both Parties and shall be valid as of the time of conclusion of the Frame Agreement without a time specified of limitation and termination. Each Party is authorised to terminate as a whole this Frame Agreement with all the Commercial Agreements together by the end of a calendar month by giving a [***] notice in writing to the other Party. Any provisions of the Frame Agreement and the Commercial Agreements that impose continuing obligations on the Parties shall survive the termination.

Frame Agreement Supplier
Page: 22

18.2	Amendments to the Frame Agreement

Supplements and amendments to this Frame Agreement, its elements and the Commercial Agreements shall only be valid, if agreed to in writing by both Parties. This also shall apply for the waiver of this provision.

18.3	Severability Clause

If any provision in the Frame Agreement or the Commercial Agreements is incomplete or legally invalid or not executable for legal reasons, the other provisions shall remain in full force and effect. In such cases the Parties shall agree to replace any void or invalid provisions by legally valid provisions, which are as equivalent as possible to the original provisions in terms of economy.

18.4	Assignment of this Frame Agreement

Either Party consents to the assignment of this Frame agreement by the other Party to a third party upon a merger, acquisition, purchase of stock, sale of substantially all assets or similar change in control transaction of other Party.

19	Applicable Law and Jurisdiction

This Frame Agreement and the Commercial Agreements are governed by the internal substantive laws of Switzerland to the exclusion of the Vienna Convention on the International Sale of Goods and any conflict of laws principles.

The place of jurisdiction shall be Berne.

Frame Agreement Supplier
Page: 23

20	Execution

This Frame Agreement document shall be executed in two copies. Each Party shall receive one signed copy.

Signatures of the Parties

For Supplier:
)
Signature and company stamp (Please write the name of the person signing in CAPITALS)

Place and date:

For Swisscom Mobile AG:

Carsten Schloter	Christian Petit
Chief Executive Officer	Head of Product Marketing

Place and date:	Felix Kamer Head of …….

Exhibit 10.16 Global Annex 1, 2 and 3

swisscom mobile

Global Annex 1
IXI Mobile Ltd.

Scheme of the Contractual Structure

1 Subject and Structure of this Annex

In this annex the concept and scheme of the Contractual Structure shall be illustrated and explained.

This document shall constitute an annex ("Global Annex") to the "Frame Agreement concerning the purchase of Handsets and Accessories" and shall form an integral part thereof.

2 Structure of the Agreement

The following graph shows the structure of the Agreements. The contractual structure consists of the Frame Agreement (Main Part), the Commercial Agreements with their Local Annexes and the Global Annexes. Additionally, Single Contracts are intended for specific needs upon demand, e.g. for Quality Management Agreements.

Contract Structure
swisscom mobile
Frame Agreement (FA)
Commercial Agreement (CA)
Global Annexes
1.......
Annexes
A......
Generic
Handset Term Sheet
Purchase Order (PO)
Specific
After sale & Service Centers Management (ASCM)
ASCM Annexes
1.......

Created in: February 2005
Printed in: Friday, 04 March 2005
Created by: Handset Sourcing Team

swisscom mobile

Global Annex 2
IXI Mobile Ltd

Shipping instructions
for Suppliers of Swisscom Mobile AG

1 Subject and Structure of this Annex

In this annex the shipping instructions for Suppliers of Swisscom Mobile shall be specified and defined.

This document shall constitute an annex ("Global Annex") to the "Frame Agreement concerning the purchase of Handsets and Accessories" and shall form an integral part thereof.

2 Shipping Instructions for Suppliers of Swisscom Mobile AG

2.1 General Remarks

Swisscom Mobile, a subsidiary of Swisscom AG, respectfully insists that the import of any goods has to be handled according to the following Shipping Instructions. Should Swisscom Mobile incur extra freight-, handling- or any other costs as the result of the fact, that these shipping instructions were not respected, Swisscom Mobile shall be obliged to debit those reasonable costs to Supplier's account.

2.2 Forwarding Agent

Address of the forwarding agent with the name of the person to be contacted and phone and fax no according the indication on the purchase order or contract of Swisscom Mobile.

Delivery terms according to INCOTERMS 2000 as per Swisscom Mobile's purchase order / contract:

- „E"-terms (EXW) and „F"-terms (FCA, FAS, FOB)
  goods to be forwarded by the forwarding agent as per purchase order / contract
- „C"-terms (CFR, CPT) and „D"-terms (DDP)
  import procedures (customs and Swiss V.A.T. clearance) to be handled according to the instructions of Swisscom Mobile's forwarding agent as per purchase order / contract

2.3 Mode of Transport

According to the instructions as per purchase order / contract of Swisscom Mobile or by mutual agreement with the contact of Swisscom Mobile's technical section as per purchase order / contract.

Created in: December 02
Printed in: Friday, 04 March 2005
Created by: Handset Sourcing Team

Global Annex 2
IXI Mobile
Page: 2

swisscom mobile

2.4 Packing

To be adapted to the mode of transport. For road as well as for air transport any piece to be transported must be marked with the Delivery address according to the purchase order / contract of Swisscom Mobile.

2.5 Documents

Swisscom Mobile must be named as the Party placing the order and importer on all paper documents such as bills and packaging lists etc. The order number, contract number and request for Delivery number must also be stated. Packing lists must show individual weights and dimensions per parcel.

Negotiable documents such as waybills, commercial invoices and packing lists to be distributed/sent as follows:

- one set to accompany shipment via our freight forwarder, as applicable
- one set in or on (in document holder) the package

2.6 Invoices of Forwarding Agents

Invoices for any cost **Swisscom Mobile AG** has to be charged with to be sent in duplicate, indicating the order / contract number, to the following address:

Swisscom Mobile AG, Berne
Finance & Controlling
Financial Accounting
CH-3050 Berne/Switzerland

swisscom mobile

Global Annex 3
IXI Mobile Ltd

Process of Product Change Management

Customer
Initiates a change request
Customer rep.
Submits an ECR document
Vladimir Holostov
ECR review, discussion with R&D and Customer representative
Group/Team leader
Effort Estimation
Peter Fornell
Final approval of ECR response
Vladimir Holostov
Sending the ECR response to Customer
Customer rep.
ECO Sign off
Customer rep.
Faxes a signed copy to IXI
Vladimir Holostov
Forwarding the signed copy to legal dept. for filing
Vladimir Holostov
Updating the PRD, DG according to signed change request
Group/Team leader
Updating the workplan, fowarding the ECO to QA for tracking in CQ
QA team
Opening a bug for ECO tracking
R&D Team Leader
ECO execution
QA team
Verification of ECO execution, closing the associated CQ item
Vladimir Holostov
Updating the ECR tracking table, communicating executon to Customer
Customer rep.
Updating the internal tracking table

Created in: February 2005
Printed in: Friday, 04 March 2005
Created by: Handset Sourcing Team